CONFIDENTIAL

August 21, 2018

Thank you for your interest in a potential transaction (a “Transaction”) with Gastar Exploration Inc. (“Gastar” or the “Company”). This letter sets forth the instructions for the submission of a proposal for a transaction with Gastar (the “Proposal”).

Your Proposal should be addressed to the Board of Directors of Gastar and should be submitted via email no later than 12:00 pm U.S. Central Standard Time on October 1, 2018.  We request that your Proposal be submitted to the care of:

Tudor, Pickering, Holt & Co.

Attention: Chad Michael

1111 Bagby St., Suite 4900

Houston, Texas 77002

Email: CMichael@tphco.com

Perella Weinberg Partners LP

Attention: Kevin Cofsky

767 Fifth Avenue

New York, NY 10153

Email: KCofsky@pwpartners.com

All Proposals must be submitted in writing and should include the following elements:

(i)	Transaction Structure: Specify the transaction structure contemplated by your Proposal, whether an acquisition, merger, financing, or other recapitalization.

(ii)	Valuation: Specify the total enterprise value in U.S. dollars your Proposal assumes for Gastar.

(iii)

Form of Consideration and Key Terms:  Specify key economic and other terms of your Proposal, which may be in the form of a binding term sheet and which must include sufficient detail for the Board to make an informed determination regarding whether your Proposal is actionable. Include details regarding whether consideration to Gastar and/or any of its stakeholders will be delivered in cash, equity securities, debt securities or a combination thereof.

(iv)

Transaction Entity:  The Proposal should identify the legal entity that will be used as the vehicle for the Transaction, including legal name, ownership and location within your corporate structure.  If the entity is not the ultimate parent entity, identify the entity that will guarantee the transacting entity's obligations under definitive transaction documents (“Definitive Documentation”).

(v)

Approvals and Contingencies:  Specify all approvals that your Proposal has received. Include a certification that your Proposal is not subject to any financing contingencies and does not require additional due diligence, other than customary title and environmental due diligence, or approvals in order to consummate a Transaction.

(vi)	Other: Describe any other factors that you believe should be taken into consideration in reviewing your Proposal.

(vii)

Contacts: List key contacts (including contacts for legal and financial advisors you have engaged in connection with the Proposal and Transaction).  The list should include phone numbers, fax numbers and email addresses.

1

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

Further instructions regarding form and timing of submission of Definitive Documentation related to your Proposal to be set forth in a supplemental process letter that may be provided to you at a later date, prior to the Proposal deadline.  The Company would prefer a Transaction that results in the full satisfaction of its outstanding first and second lien funded indebtedness and thus encourages Proposals that are comprehensive in nature.

Tudor, Pickering, Holt & Co. (“TPH”) and Perella Weinberg Partners LP (“PWP”) are to be the sole points of contact.  All inquiries and other communications in connection with the process are to be made directly to TPH and PWP.  Under no circumstances should Gastar or any of its affiliates, officers, directors, employees, lenders, vendors, customers, or other stakeholders be contacted with respect to this process.

Gastar reserves the right to consider any and all factors in determining which, if any, prospective counterparties are considered for a Transaction.  Additionally, Gastar, in its own discretion, may terminate or alter the process or negotiations at any time and in any manner without prior notice and in its sole discretion.  Each prospective counterparty will be responsible for all costs it may incur during the investigation and pursuit of a proposed Transaction, including those of its advisors and agents.  In no event will Gastar or any of its affiliates, officers, directors, employees, shareholders or advisors have any liability or obligation to a prospective counterparty as a result of the rejection of any Proposal, or the acceptance of a Proposal of another prospective counterparty or otherwise, except pursuant to Definitive Documentation, if any, entered into by Gastar with a prospective counterparty.  A Proposal will be considered formally accepted only when and if Definitive Documentation has been executed and delivered by Gastar.  In addition, Gastar reserves the right, and shall have no obligation to notify other prospective counterparties, that it has elected to negotiate with other prospective counterparty or multiple prospective counterparties in connection with this Transaction.

With respect to all information furnished to any prospective counterparty by TPH and PWP, Gastar and its managers, officers, employees, agents, advisors and representatives, including TPH and PWP, make no representations or warranties, expressed or implied, concerning any such information, except only those particular representations and warranties that may be made to a counterparty in Definitive Documentation when, as and if such an agreement is ultimately executed and delivered and then subject to such limitations set forth therein.  By submitting a Proposal, a prospective counterparty acknowledges that it is relying solely upon its own independent evaluation and investigation of Gastar.

Please note that the contents of this letter and its existence constitute confidential information that is subject to the terms of your Confidentiality Agreement with Gastar and should be treated accordingly.

TPH and PWP will be available throughout the process to respond to questions or provide additional information during your evaluation of a Transaction. If you have any questions, please feel free to contact a member of the deal team.

2

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC

On behalf of Gastar, we would like to thank you for your continued interest.

Sincerely,

Chad Michael

Tudor, Pickering, Holt & Co.

713.333.7101

Kevin Cofsky

Perella Weinberg Partners LP

212.287.3357

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Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002  |  www.TPHco.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Tudor, Pickering, Holt & Co. Advisors, LLC  |  Members FINRA/SIPC